Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2008 Equity Incentive Plan and 2008 Employee Stock Purchase Plan of BioTelemetry, Inc. of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of BioTelemetry, Inc. and the effectiveness of internal control over financial reporting of BioTelemetry, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
February 22, 2017